                                                                      EXHIBIT 99


                                                       CONTACTS: MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                    Beth Gurnack
                                                                  (248) 655-2159
                                                   beth.gurnack@arvinmeritor.com


           ARVINMERITOR REPORTS FISCAL YEAR 2003 THIRD-QUARTER RESULTS

      TROY, MICH., (JULY 21, 2003) -- ArvinMeritor, Inc. (NYSE:ARM) today reported sales of $2.1 billion and net income of $47 million, or $0.69 per diluted share, for its third fiscal quarter ended June 30, 2003. Sales increased $226 million, or 12 percent, as compared to last year's third quarter. Foreign currency translation, driven by the stronger euro, favorably impacted sales by approximately $125 million, and the company's acquisition of Zeuna Starker added sales of $176 million in the third fiscal quarter. Sales would have been down without these items, as compared to the third quarter of fiscal year 2002. Net income declined $15 million, as compared to last year's third-quarter net income of $62 million, or $0.91 per diluted share. Results for the third quarter of fiscal year 2002 included a one-time gain on sale of business of $4 million after-tax, or $0.06 per diluted share.

      ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, "Our results for the third fiscal quarter were negatively impacted by lower light vehicle production volumes in both North America and Western Europe, continued soft demand in our Light Vehicle Aftermarket business and reduced build rates in certain of our Commercial Vehicle Systems markets. We continue to identify aggressive actions in response to the current market conditions, including further rationalization of our engineering and manufacturing facilities, as well as other workforce consolidation and reduction activities."

      Operating income for the third quarter of fiscal year 2003 was $97 million, compared to $122 million for the same period last year. Included in operating income in the third quarter of fiscal year 2002 was a $6-million gain on sale of business. Operating margin declined to 4.6 percent, from 6.5 percent in the third quarter of fiscal year 2002.

      Equity in earnings of affiliates increased $4 million, primarily due to improved earnings from commercial vehicle affiliates. Net interest expense of $26 million was flat, compared to the same period last year. The effective tax rate was 32 percent in the third quarter of fiscal years 2003 and 2002. The company expects the full-year effective tax rate to approximate the third-quarter rate of 32 percent.

      Specific business segment financial results include:

o Light Vehicle Systems (LVS) sales were $1,195 million, up $211 million, or 21 percent, from the third quarter of fiscal year 2002. Foreign currency translation favorably impacted sales by approximately $85 million, as compared to the prior year's quarter, and the acquisition of Zeuna Starker added sales of $176 million. Operating margin was 3.8 percent, down from
      6.0 percent in last year's third quarter. Lower volumes contributed to the operating margin decline, as did higher steel prices of $5 million in the third quarter of fiscal year 2003. LVS recorded restructuring costs in this year's third fiscal quarter of $3 million associated with previously announced programs. Savings of $4 million were realized from these restructuring actions.

o Commercial Vehicle Systems (CVS) sales were $645 million, up $23 million, or four percent, from the third quarter of fiscal year 2002. Foreign currency translation increased sales by approximately $30 million, as compared to last year's third quarter. During the second quarter of fiscal year 2003, CVS sold net assets related to its off-highway planetary axle products. Sales of off-highway planetary axle products were approximately $30 million in the third quarter of fiscal year 2002. Excluding these items, sales were up in the third quarter of fiscal year 2003, despite a decline in North American Class 8 truck production. Higher trailer volumes in North America offset declines in North American and Western European truck volumes. Operating margin improved to 5.9 percent, up from 5.6 percent in last year's third quarter.

o Light Vehicle Aftermarket (LVA) sales were $225 million, down $9 million, or four percent, from last year's third quarter. Foreign currency translation favorably impacted sales by roughly $10 million in the third quarter of fiscal year 2003. Operating income in the third quarter of fiscal year 2002 included a $6-million gain on the sale of the exhaust accessories manufacturing business. Operating margin was 4.4 percent, as compared to 11.1 percent (8.5 percent, excluding the one-time gain of $6 million) in the prior year's third quarter. During the third quarter of fiscal year 2003, LVA recorded restructuring costs of $2 million associated with previously announced restructuring actions. Lower volumes also contributed to the operating margin decline.

NINE-MONTH SUMMARY

      For the first nine months of fiscal year 2003, sales were $5.8 billion, up $675 million, or 13 percent, compared to the same period last year. The sales increase includes incremental Zeuna Starker revenues of $374 million and favorable currency translation of approximately $275 million. Operating income for the first nine months of fiscal year 2003 was $233 million, a decline of $19 million, compared to the same period last year, reflecting an operating margin of 4.0 percent, down from 4.9 percent last year.
      Net income for the first nine months of fiscal year 2003 was $103 million, or $1.52 per diluted share, down from $108 million, or $1.61 per diluted share, before the cumulative effect of accounting change, in the same period last year. Net income in the first nine months of fiscal year 2002 included the cumulative effect of the goodwill accounting change of $42 million, or $0.62 per diluted share.

OUTLOOK

      "Our fiscal year 2003 outlook for light vehicle production is 15.9 million vehicles in North America and 16.4 million vehicles in Western Europe. Our outlook for Class 8 truck production in North America remains unchanged at 166,000 units for fiscal year 2003," Yost said. "Our outlook for diluted earnings per share for the fourth quarter of fiscal year 2003 is in the range of $0.43 to $0.48, before an expected gain on the sale of our exhaust tubing operations and further planned restructuring actions in our Light Vehicle Systems business.

      "We recently announced that we had signed a definitive agreement to sell our Light Vehicle Systems Columbus, Ind., exhaust tube manufacturing operation to AK Tube LLC, a subsidiary of AK Steel Corporation. Although the sale is subject to regulatory approval, we expect to close the transaction in the fourth fiscal quarter and record a pre-tax gain."

      Yost continued, "We continue to integrate Zeuna Starker into the ArvinMeritor organization and further consolidate our Light Vehicle Systems businesses to proactively address competitive challenges in the automotive supplier industry. Planned restructuring actions include additional facility closures, business consolidations and workforce downsizing. We estimate total pre-tax costs of $20 million to $25 million and annualized pre-tax savings of approximately $20 million related to these actions. The fourth fiscal quarter impact of these actions has not been finalized."

      ArvinMeritor, Inc. is a premier $7-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. In addition, ArvinMeritor is a leader in coil coating applications. The company is headquartered in Troy, Mich., and employs 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.


This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; potential increases in raw material costs; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the outcome of the tender offer for common stock of Dana Corp.; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.


ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company's fiscal year 2003 third-quarter financial results on Monday, July 21, 2003, at 11:00 a.m. (ET). To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time -- or for 90 days by recording -- by visiting www.arvinmeritor.com. A replay of the call will be available from 1:00 p.m., July 21, until midnight, July 24, 2003, by calling 1-800-642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to conference ID number 1358707.

                               ARVINMERITOR, INC.
                        STATEMENT OF CONSOLIDATED INCOME
               (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                QUARTER ENDED       NINE MONTHS ENDED
                                                   JUNE 30,              JUNE 30,
                                             --------------------  --------------------
                                                2003      2002       2003       2002
                                             ---------  ---------  ---------  ---------

SALES                                         $ 2,109    $ 1,883    $ 5,811    $ 5,136
COST OF SALES                                  (1,896)    (1,667)    (5,236)    (4,590)
                                              -------    -------    -------    -------
  GROSS MARGIN                                    213        216        575        546
SELLING, GENERAL AND ADMINISTRATIVE              (111)      (100)      (326)      (285)
RESTRUCTURING COSTS                                (5)         -        (16)       (15)
GAIN ON SALE OF BUSINESS                            -          6          -          6
                                              -------    -------    -------    -------

OPERATING INCOME                                   97        122        233        252
EQUITY IN EARNINGS (LOSSES) OF AFFILIATES           4          -          6         (1)
INTEREST EXPENSE, NET AND OTHER                   (26)       (26)       (78)       (79)
                                              -------    -------    -------    -------

INCOME BEFORE INCOME TAXES                         75         96        161        172
PROVISION FOR INCOME TAXES                        (24)       (31)       (52)       (55)
MINORITY INTERESTS                                 (4)        (3)        (6)        (9)
                                              -------    -------    -------    -------

INCOME BEFORE CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE                             47         62        103        108
CUMULATIVE EFFECT OF ACCOUNTING CHANGE              -          -          -        (42)
                                              -------    -------    -------    -------
NET INCOME                                    $    47    $    62    $   103    $    66
                                              =======    =======    =======    =======

DILUTED EARNINGS PER SHARE BEFORE
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE   $  0.69    $  0.91    $  1.52    $  1.61
CUMULATIVE EFFECT OF ACCOUNTING CHANGE              -          -          -      (0.62)
                                              -------    -------    -------    -------
DILUTED EARNINGS PER SHARE                    $  0.69    $  0.91    $  1.52    $  0.99
                                              =======    =======    =======    =======

DILUTED AVERAGE SHARES OUTSTANDING               67.8       68.0       67.6       67.0
                                              =======    =======    =======    =======

                               ARVINMERITOR, INC.
                    CONSOLIDATED BUSINESS SEGMENT INFORMATION
                            (UNAUDITED, IN MILLIONS)

                                                                  QUARTER ENDED                        NINE MONTHS ENDED
                                                                     JUNE 30,                              JUNE 30,
                                                             ---------------------------           --------------------------
                                                               2003               2002               2003              2002
                                                             --------           --------           --------          --------
SALES:
  LIGHT VEHICLE SYSTEMS                                      $  1,195           $    984           $  3,262          $  2,734
  COMMERCIAL VEHICLE SYSTEMS                                      645                622              1,806             1,637
  LIGHT VEHICLE AFTERMARKET                                       225                234                626               648
  OTHER                                                            44                 43                117               117
                                                             --------           --------           --------          --------
TOTAL SALES                                                  $  2,109           $  1,883           $  5,811          $  5,136
                                                             ========           ========           ========          ========

OPERATING INCOME:
  LIGHT VEHICLE SYSTEMS                                      $     46           $     59           $    117          $    148
  COMMERCIAL VEHICLE SYSTEMS                                       38                 35                 91                56
  LIGHT VEHICLE AFTERMARKET                                        10                 26                 22                47
  OTHER                                                             3                  2                  3                 1
                                                             --------           --------           --------          --------
TOTAL OPERATING INCOME                                       $     97           $    122           $    233          $    252
                                                             ========           ========           ========          ========

                               ARVINMERITOR, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                                                             JUNE 30,              SEPTEMBER 30,
                                                                               2003                    2002
                                                                            ---------               ---------
                                                                           (UNAUDITED)
ASSETS

CASH                                                                        $     103               $      56
RECEIVABLES                                                                     1,325                   1,251
INVENTORIES                                                                       549                     458
OTHER CURRENT ASSETS                                                              259                     211
PROPERTY, NET                                                                   1,343                   1,179
GOODWILL                                                                          915                     808
OTHER ASSETS                                                                      670                     688
                                                                            ---------               ---------

TOTAL                                                                       $   5,164               $   4,651
                                                                            =========               =========


LIABILITIES AND SHAREOWNERS' EQUITY

SHORT-TERM DEBT                                                             $      12               $      15
ACCOUNTS PAYABLE                                                                1,308                   1,123
ACCRUED AND OTHER CURRENT LIABILITIES                                             555                     605
OTHER LIABILITIES                                                                 614                     635
LONG-TERM DEBT                                                                  1,523                   1,435
PREFERRED CAPITAL SECURITIES                                                       39                      39
MINORITY INTERESTS                                                                 73                      58
EQUITY                                                                          1,040                     741
                                                                            ---------               ---------

TOTAL                                                                       $   5,164               $   4,651
                                                                            =========               =========

                               ARVINMERITOR, INC.
                  SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
                            (UNAUDITED, IN MILLIONS)

                                                        NINE MONTHS ENDED JUNE 30,
                                                        --------------------------
                                                            2003          2002
                                                          --------      --------

OPERATING ACTIVITIES
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE        $ 103         $ 108
ADJUSTMENTS TO INCOME:
    DEPRECIATION AND AMORTIZATION                             161           144
    RESTRUCTURING COSTS, NET OF EXPENDITURES                    3             7
    GAIN ON SALE OF BUSINESS                                    -            (6)
    PENSION AND RETIREE MEDICAL EXPENSE                        73            58
    PENSION AND RETIREE MEDICAL CONTRIBUTIONS                (141)         (103)
    CHANGE IN RECEIVABLE SECURITIZATION                       120             3
    CHANGES IN ASSETS AND LIABILITIES                        (113)           40
                                                            -----         -----
  CASH PROVIDED BY OPERATING ACTIVITIES                       206           251
                                                            -----         -----

INVESTING ACTIVITIES
CAPITAL EXPENDITURES                                         (119)          (94)
PROCEEDS FROM ASSET DISPOSITIONS                               42            11
OTHER INVESTING ACTIVITIES                                   (104)          (23)
                                                            -----         -----
  CASH USED FOR INVESTING ACTIVITIES                         (181)         (106)
                                                            -----         -----

FINANCING ACTIVITIES
NET CHANGE IN DEBT                                             22          (494)
PROCEEDS FROM ISSUANCE OF NOTES                                 -           394
PURCHASE OF PREFERRED CAPITAL SECURITIES                        -           (18)
PROCEEDS FROM STOCK OPTION EXERCISES                            -            20
CASH DIVIDENDS                                                (20)          (20)
                                                            -----         -----
  CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES              2          (118)
                                                            -----         -----

IMPACT OF CURRENCY ON CASH                                     20             6
                                                            -----         -----
CHANGE IN CASH                                                 47            33
CASH AT BEGINNING OF PERIOD                                    56           101
                                                            -----         -----
CASH AT END OF PERIOD                                       $ 103         $ 134
                                                            =====         =====